INCENTIVE STOCK OPTION PLAN
                        OF MILLER PETROLEUM, INC.

This plan, to be effective, must be adopted under the following circumstances:

The plan must be approved by the board of directors and stockholders of the granting corporation within 12 months, before or after the date such plan is adopted.

                        Incentive Stock Option Plan

This plan, executed this 30" day of July, 1997, but effective for all purposes as of January 29, 1997, by Miller Petroleum, Inc.,. Huntsville, Tennessee, (hereinafter referred to as the "Corporation").

                                WITNESSETH:

WHEREAS, the Corporation believes it is in the best interest of the Corporation to establish a plan for the purpose of providing certain benefits for the participants described hereunder;

WHEREAS, the Corporation wishes to offer an inducement to such participants to remain as employees in the form of additional compensation for services which they have rendered or will hereafter render; and

Therefore, it is resolved that:

                                 Article I

                        QUALIFICATION FOR BENEFITS

1.1 Tax Restrictions

(a)        Under this Plan:

(1) Options are to be granted only to employees for a reason connected with their employment who:

      (A) At all times during the period beginning on the date of the granting of the option and ending on the day three months before the date such exercise, were employees of either the Corporation granting such option, a parent or subsidiary corporation of such corporation. In the case of an employee who is disabled (within the meaning of Section 105(d)(4) of the Internal Revenue Code), the three-month period will be one year.

     (B) Do not own stock possessing more than 15 percent of the total combined voting power of all classes of stock of this corporation or of its parent or subsidiary corporation. This provision shall not apply if at the time such option is granted the option price is at least 115 percent of the fair market value of the stock subject to the option by its terms is not exercisable after the expiration of five years from the date such option is granted.

(2) Options granted under this Plan:

     (A) Shall allow the issuance of not more than 150,000 shares of the common stock of the corporation.

     (B) Shall be granted within ten years from the date this plan is adopted, or the date this plan is approved by the stockholders, whichever is earlier.

     (C) Shall be, by its terms, not exercisable after the expiration of ten years from the date such option is granted.

      (D) Shall be, by its terms, not transferable by such employee to whom granted otherwise then by will or the laws of descent and distribution, and shall be exercisable, during his or her lifetime, only by him or her.

(3) The option price must be at least 115% of the fair market value of the stock at the time such option is granted.

(a) Grant. Options are hereby granted to all employees, officers and Directors of the Corporation as of January 29, 1997, except:

Employees who have been employed less than six years.

Employees whose customary employment is 20 hours or less per week.

Employees whose customary employment is for not more than five months in any calendar year.

(b) Expiration. Such option shall not be exercised after the expiration of 5
(five) years from the date such option is granted.

                              Article 11

                               BENEFITS

2.1 Grant

(a) Issuance Date

Covered Employee (s) shall be granted the following Stock Options on January 29, 1997:

Name                Option Terms and Price

Herman Gettelfinger 100,000 shares/$0.575 each
Roy Greenwood       50,000 shares./$0.575 each
Lawrence LaRue      100,000 shares/$0.575 each
Ronnie Lewis        40,000 shares/$0.575 each
Deloy Miller        100,000 shares/$0.575 each
Herbert White       100,000 shares/$0.575 each
Ronnie Griffith     100,000 shares/$0.575 each
Teresa Cotton       20,000 shares/$0.575 each

(b)             Grant Price. Under this Plan:

(1) Each Covered Employee is to be granted the right to purchase shares in the Corporation for the following price equal to 115 percent of the fair market value of the stock as of the date on which the option is granted.

2.2 Strike Price

(1) Said Option shall be exercised upon the payment of the following strike price for each share to be received being 115% of the fair market value or listed price of the stock on the exchange.
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(2)  Said Options shall, by their terms:

(A) Shall not be exercisable after the expiration of five (5) years from the date such option is granted.

(B) Shall be exercisable only by the employee to whom this option is granted and not by any other third party or by the laws of descent or distribution.

2.3    Exercise

(a) Tender of Price. The Employee shall exercise this option by tendering the appropriate price as set forth above to the Corporation's Treasurer with a statement that such option is being exercised.

(b) Stock Transfer Books. Nothing herein to the contrary withstanding, no stock shall be issued by the Corporation while its stock transfer books are closed.

(c) Options shall be exercisable as set out below:

             1 year from date of grant     25% of total shares granted
             2 years from date of grant    25% of total shares granted
             3 years from date of grant    25% of total shares granted
             4 years from date of grant    25% of total shares granted.

The number of shares purchased shall be cumulative. That is, if the employee does not purchase the 25% allowed in the first year, he will be able to purchases 50% of the shares granted at the end of the second year.

2.4  Adjustment of Option Price

The option price referred to herein shall be subject to adjustment from time to time as follows:

(1) In case the Corporation shall at any time subdivide the outstanding shares of common and/or preferred stock the option price in effect immediately prior to such subdivision shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of common stock the option price in effect immediately prior to such combination shall be proportionately increase, effective at the close of business on the date of such subdivision or combination as the case may be. For for the purposes of this subparagraph, any distribution of shares of common stock to holders of shares of common stock shall be deemed to be a subdivision, irrespective of the accounting treatment thereof.

(2) In case common stock of the Corporation issuable upon exercise of such stock option shall be changed into another kind of capital stock or debt (otherwise than through a subdivision or combination of shares) or shall represent the right to receive some other security or property, as a result of any capital reorganization, reclassification or any merger or consolidation with another corporation in which the Corporation is not the surviving corporation, or any sale of all or substantially all of the assets of the Corporation to another corporation, this option shall (subject to further adjustment in option price as herein provided) thereafter entitle the record holder to acquire upon exercise thereof the kind and number of shares of stock or other securities or property to which such holder would have been entitled if he had held the common stock issuable upon the exercise of this option immediately prior to such capital reorganization, reclassification, merger, consolidation or sale of assets.

(3) Whenever the option price shall be adjusted as provided in the subparagraph, the corporation shall forthwith file at each office designated for the exercise of this option a statement, signed by the chairman of the board, the president, any vice president, or the treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the option price that will be effective after such adjustment. The Corporation shall forthwith also cause a notice setting forth any such adjustment to be sent by first class mail, postage prepaid, to each registered holder of such option at his address appearing on the stock register.

2.5  Notice of Change of Rights. In case:

(1) The Corporation shall declare a dividend (or make any other distribution) on its common stock payable otherwise than in cash out of the consolidated earnings surplus of the Corporation and its subsidiaries; or

(2) The Corporation shall authorize the granting to the holders or its common stock of rights to subscribe for or purchase any shares of capital stock of any class or any other rights; or


(3) Of any reclassification of the common stock of the Corporation (other than a subdivision or a combination of its outstanding shares of common stock) of any consolidation or merger to which the Corporation is a party and for which approval of an stockholders of the Corporation is required or of the sale or transfer of all or substantially all the assets of the Corporation; or

(4) Of the voluntary or involuntary bankruptcy dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at the office of the Corporation and shall cause to be mailed to the holders of this option at their addresses as they shall appear on the records of the Corporation at least ten days prior to the record date specified in (A) below or 20 days before the date specified in (B) below, a notice stating:

(A) The record date for such dividend, distribution or rights or, is a record is not to be taken, the date as of which the holders of common stock of record to be entitled, to such dividend, distribution or rights are to be determine; or

(B) The date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected and that holders of this option shall be entitled to exchange their option for an option to buy securities or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding up.

2.6     Stamp Tax.

The Corporation will pay any documentary stamp taxes attributable to the initial issuance of shares of common stock upon exercise of any option pursuant hereto; provided, however, that the Corporation shall not be required to pay and tax or taxes which may be payable with respect to any transfer involved in the issuance or delivery of any certificates of shares in a name other than that of the record holder of this option.

                              Article III

3.1   Governing Law

This Plan shall be subject to and governed by the laws of the State of Tennessee irrespective of the fact that one or more of the parties now is, or may become, a resident of a different state.

3.2    Invalidity

In the event any parts of this Plan are found to be void, the remaining provisions of the Plan shall nevertheless be binding with the same effect as though the void parts were deleted.

3.3        Rules of Construction

Wherever in this Plan, words including pronouns, are used in the masculine, they shall be read and construed as in the feminine or neuter whenever they would so apply, and wherever in the Plan, words, including pronouns, are used in tile singular or plural, they shall be read and construed as in the plural or singular, respectively, wherever they would so apply.

3.4  Plan Binding

This Plan shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns, The Corporation agrees it will not be a party to any merger, consolidation or reorganization unless and until its obligations hereunder hall be expressly assumed by its successor or successors.

3.5  Designation of Named Fiduciary

The Corporation is hereby designated as the named fiduciary hereunder, and shall be responsible for the management and control of the operation and administration of the .Plan including any and all decisions pertaining to the granting or denial of benefit claims and any and all decisions pertaining to the review of denials of benefit claims.

3.6  Amendments

The Plan may be amended at any time, and from time to time, by a written instrument executed by a duly authorized officer of the Corporation, provided such amendment is communicated to those employees participating in the Plan.

3.7   Funding Policy

The Corporation shall establish a funding policy and method for the Plan, and shall annually review such funding policy and method to make any necessary adjustment thereto in order to ensue that such funding policy and method at all times shall remain consistent with the objectives of the Plan and requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended or supplemented.

3.8   Claims for Benefits

      Claims for benefits under the Plan shall be made in writing to the Corporation. If such claim for benefits is wholly or partially denied, the Corporation shall, within a reasonable period of time, but no later than ninety (90) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the claimant, and (iii) shall contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation of why such materials or information is necessary, and (d) an explanation of the Plan's claim review procedure.

3.9   Request for Review of Denial of Claim

Within one hundred twenty (120) days of the receipt by the claimant of the written notice of denial of the claim, or such later time as shall be deemed reasonable, taking into account the nature of the benefit subject to the claim and any other attendant circumstances, or if the claim has not been granted within a reasonable period of time, the claimant may file a written request with the corporation that it conduct a full and fair review of the denial of the claimant's claim for benefits, including the conducting of a hearing, if deemed necessary by the reviewing party, In connection with the claimant's appeal of the denial of his benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

In Witness Whereof, the parties hereto have hereunto set their hands the day and year first above written.

                                             MILLER PETROLEUM, INC.

                                             /s/Deloy Miller
                                             Deloy Miller CEO


                                             /s/Lawrence LaRue
                                             Lawrence LaRue, Secretary